EXHIBIT 99
Jon Mills
Director, External Communications
317-658-4540
jon.mills@cummins.com

For Immediate Release

January 13, 2022

Cummins Inc. names Chris Clulow, Vice President, Investor Relations and Luther Peters, Vice President, Corporate Controller

Columbus, Indiana – Today, Cummins Inc. (NYSE: CMI) announced that it has named Chris Clulow Vice President, Investor Relations, and Luther Peters, Vice President, Corporate Controller, effective March 1. Clulow is replacing Jack Kienzler who moved to Cummins Filtration on January 1 and Peters is taking Clulow’s former position.
“I am thrilled to have Chris and Luther leading our global finance teams in these new roles,” said Mark Smith, Chief Financial Officer. “Chris and Luther have been instrumental in building a world-class finance function at Cummins and driving profitable growth, while maintaining strong controls over our assets and financial reporting. They are also both exceptional leaders who demonstrate Cummins’ values, are committed to diversity and inclusion and have a long history of developing strong teams.”
Clulow has been with Cummins for 18 years in multiple leadership roles across the finance function. Clulow has served as a controller in the High Horsepower Engine Business, the MidRange Engine Business and the Components segment while also playing a key role in strategy development and execution. Most recently, Clulow has served as the Corporate Controller for the past five years. Prior to Cummins, Clulow worked in public accounting for 10 years at both Ernst & Young and Coopers & Lybrand.
Clulow holds a bachelor’s degree in accounting and finance from Miami University in Oxford, Ohio (U.S.). Clulow and his wife, Shannon, reside in Columbus, Indiana (U.S.), with their two children.
Luther Peters has held a number of risk management roles and auditing leadership positions over his 18 years with Cummins, which have included leading global teams, executing large compliance and advisory projects, and partnering with business leaders. Peters previously led Cummins’ Internal Audit function and most recently Peters served as Controller for the Components segment’s finance function and also served as the Chair of the Board of the Eaton Cummins Joint Venture. Prior to Cummins, Peters was with Ernst & Young and Deloitte & Touche, respectively, serving in their IT audit and risk services practices.
Peters earned a bachelor's degree in accounting from Miami University in Oxford, Ohio (U.S.). Peters and his wife, Joyce, live in Bargersville, Indiana (U.S.), with their children.

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company’s products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 57,800 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $1.8 billion on sales of $19.8 billion in 2020. Learn more at cummins.com.